UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
SCHEDULE 13G Under the Securities Exchange Act of 1934 (Amendment No. 15)*

Schnitzer Steel Industries, Inc.
(Name of Issuer)

Class A Common Stock, $1 par value
(Title of Class of Securities)

806882 10 6
(CUSIP Number)

N/A
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐   Rule 13d-1(b)
☐   Rule 13d-1(c)
☒  Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 806882 10 6	13G	Page 2 of 37 Pages

1	NAMES OF REPORTING PERSONS Carol S. Lewis
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 4,500
	6	SHARED VOTING POWER 5,544,004
	7	SOLE DISPOSITIVE POWER 400,019
	8	SHARED DISPOSITIVE POWER 30,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,548,504
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 19.8%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 3 of 37 Pages

1	NAMES OF REPORTING PERSONS Scott Lewis
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 86,102.795
	6	SHARED VOTING POWER 5,514,004
	7	SOLE DISPOSITIVE POWER 120,626.795
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,600,106.795
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 19.9%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 4 of 37 Pages

1	NAMES OF REPORTING PERSONS Emanuel Rose
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,100
	6	SHARED VOTING POWER 5,514,004
	7	SOLE DISPOSITIVE POWER 105,900
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,516,104
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 19.6%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 5 of 37 Pages

1	NAMES OF REPORTING PERSONS Larry Lewis
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 220,000
	6	SHARED VOTING POWER 5,514,004
	7	SOLE DISPOSITIVE POWER 240,000
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,734,004
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 20.4%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 6 of 37 Pages

1	NAMES OF REPORTING PERSONS Kathleen Lewis
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,514,004
	7	SOLE DISPOSITIVE POWER 134,359
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,514,004
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 19.6%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 7 of 37 Pages

1	NAMES OF REPORTING PERSONS Marilyn S. Easly
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 10,000
	6	SHARED VOTING POWER 5,567,469
	7	SOLE DISPOSITIVE POWER 310,900
	8	SHARED DISPOSITIVE POWER 53,465
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,577,469
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 19.9%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 8 of 37 Pages

1	NAMES OF REPORTING PERSONS David S. Easly
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,514,004
	7	SOLE DISPOSITIVE POWER 65,799
	8	SHARED DISPOSITIVE POWER 20,357
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,514,004
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 19.6%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 9 of 37 Pages

1	NAMES OF REPORTING PERSONS Danielle Easly Nye
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,514,004
	7	SOLE DISPOSITIVE POWER 71,033
	8	SHARED DISPOSITIVE POWER 20,357
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,514,004
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 19.6%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 10 of 37 Pages

1	NAMES OF REPORTING PERSONS Sean M. Easly
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,514,004
	7	SOLE DISPOSITIVE POWER 64,851
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,514,004
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 19.6%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 11 of 37 Pages

1	NAMES OF REPORTING PERSONS Gary Schnitzer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 140,699
	6	SHARED VOTING POWER 5,514,004
	7	SOLE DISPOSITIVE POWER 140,699
	8	SHARED DISPOSITIVE POWER 25,333
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,654,703
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 20.0%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 12 of 37 Pages

1	NAMES OF REPORTING PERSONS Gregory Schnitzer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 8,308
	6	SHARED VOTING POWER 5,514,004
	7	SOLE DISPOSITIVE POWER 63,541
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,522,312
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 19.7%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 13 of 37 Pages

1	NAMES OF REPORTING PERSONS Kenneth M. Novack
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 33,036.693
	6	SHARED VOTING POWER 5,514,004
	7	SOLE DISPOSITIVE POWER 33,036.693
	8	SHARED DISPOSITIVE POWER 329,284
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,547,040.693
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 19.7%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 14 of 37 Pages

1	NAMES OF REPORTING PERSONS Deborah S. Novack
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,514,004
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 353,197
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,514,004
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 19.6%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 15 of 37 Pages

1	NAMES OF REPORTING PERSONS Lois T. Schnitzer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 4,230
	6	SHARED VOTING POWER 5,514,004
	7	SOLE DISPOSITIVE POWER 214,665
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,518,234
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 19.6%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 16 of 37 Pages

1	NAMES OF REPORTING PERSONS Rita S. Philip
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,514,004
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 418,109
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,514,004
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 19.6%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 17 of 37 Pages

1	NAMES OF REPORTING PERSONS Robert W. Philip
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,514,004
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 358,901
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,514,004
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 19.6%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 18 of 37 Pages

1	NAMES OF REPORTING PERSONS Michele P. Rubin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,514,004
	7	SOLE DISPOSITIVE POWER 358
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,514,004
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 19.6%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 19 of 37 Pages

1	NAMES OF REPORTING PERSONS Joshua H. Philip
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,514,004
	7	SOLE DISPOSITIVE POWER 1,497
	8	SHARED DISPOSITIVE POWER 919
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,514,004
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 19.6%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 20 of 37 Pages

1	NAMES OF REPORTING PERSONS Gayle S. Romain
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 7,805
	6	SHARED VOTING POWER 5,559,004
	7	SOLE DISPOSITIVE POWER 258,955
	8	SHARED DISPOSITIVE POWER 384,169
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,566,809
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 19.8%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 21 of 37 Pages

1	NAMES OF REPORTING PERSONS Bryan L. Rosencrantz
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,150
	6	SHARED VOTING POWER 5,514,004
	7	SOLE DISPOSITIVE POWER 32,528
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,515,154
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 19.6%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 22 of 37 Pages

1	NAMES OF REPORTING PERSONS Laura Schnitzer Rosencrantz
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,514,004
	7	SOLE DISPOSITIVE POWER 10,389
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,514,004
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 19.6%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 23 of 37 Pages

1	NAMES OF REPORTING PERSONS Sandra Lee Schnitzer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,559,004
	7	SOLE DISPOSITIVE POWER 255,977
	8	SHARED DISPOSITIVE POWER 45,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,559,004
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 19.8%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 24 of 37 Pages

1	NAMES OF REPORTING PERSONS Mardi S. Schnitzer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,800
	6	SHARED VOTING POWER 5,559,004
	7	SOLE DISPOSITIVE POWER 277,833
	8	SHARED DISPOSITIVE POWER 101,537
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,560,804
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 19.8%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 25 of 37 Pages

1	NAMES OF REPORTING PERSONS Jill Schnitzer Edelson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 3,957.795
	6	SHARED VOTING POWER 5,559,004
	7	SOLE DISPOSITIVE POWER 178,957.795
	8	SHARED DISPOSITIVE POWER 225,550
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,562,961.795
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 19.8%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 26 of 37 Pages

1	NAMES OF REPORTING PERSONS Richard H. Edelson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,514,004
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 50,864
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,514,004
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 19.6%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 27 of 37 Pages

1	NAMES OF REPORTING PERSONS Dina S. Meier
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,559,004
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 443,339
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,559,004
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 19.8%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 28 of 37 Pages

1	NAMES OF REPORTING PERSONS Eric Meier
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,514,004
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 292,047
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,514,004
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 19.6%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 29 of 37 Pages

1	NAMES OF REPORTING PERSONS Jean S. Reynolds
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 9,957.795
	6	SHARED VOTING POWER 5,594,504
	7	SOLE DISPOSITIVE POWER 209,957.795
	8	SHARED DISPOSITIVE POWER 195,779
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,604,461.795
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 19.9%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 30 of 37 Pages

1	NAMES OF REPORTING PERSONS Alan Scott Davis
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,000
	6	SHARED VOTING POWER 5,514,004
	7	SOLE DISPOSITIVE POWER 97,768
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,515,004
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 19.6%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 31 of 37 Pages

1	NAMES OF REPORTING PERSONS Samantha Paige Davis
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,000
	6	SHARED VOTING POWER 5,514,004
	7	SOLE DISPOSITIVE POWER 105,652
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,515,004
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 19.6%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 32 of 37 Pages

1	NAMES OF REPORTING PERSONS Dori Schnitzer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 9,000
	6	SHARED VOTING POWER 5,632,004
	7	SOLE DISPOSITIVE POWER 786,798
	8	SHARED DISPOSITIVE POWER 233,279
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,641,004
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 20.1%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 33 of 37 Pages

1	NAMES OF REPORTING PERSONS Susan Schnitzer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,626,504
	7	SOLE DISPOSITIVE POWER 507,678
	8	SHARED DISPOSITIVE POWER 112,500
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,626,504
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 20.0%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 34 of 37 Pages

Item 1(a).	Name of Issuer

Schnitzer Steel Industries, Inc. (the “Company”)

Item1(b).	Address of Issuer’s Principal Executive Offices

3200 NW Yeon Avenue
Portland, OR  97210

Item 2(a).	Names of Persons Filing

Carol S. Lewis
Scott Lewis
Emanuel Rose
Larry Lewis
Kathleen Lewis
Marilyn S. Easly
David S. Easly
Danielle Easly Nye
Sean M. Easly
Gary Schnitzer
Gregory Schnitzer
Kenneth M. Novack
Deborah S. Novack
Lois T. Schnitzer
Rita S. Philip
Robert W. Philip

Michele P. Rubin
Joshua H. Philip
Gayle S. Romain
Bryan L. Rosencrantz
Laura Schnitzer Rosencrantz
Sandra Lee Schnitzer
Mardi S. Schnitzer
Jill Schnitzer Edelson
Richard H. Edelson
Dina S. Meier
Eric Meier
Jean S. Reynolds
Alan Scott Davis
Samantha Paige Davis
Dori Schnitzer
Susan Schnitzer

Item 2(b).	Address of Principal Business Office, or if none, Residence

For all Reporting Persons:

3200 NW Yeon Avenue
Portland, OR  97210

Item 2(c).	Citizenship or Place of Organization

Each individual listed in Item 2(a) is a citizen of the United States.

Item 2(d).	Title of Class of Securities

Class A Common Stock, $1 par value

Item 2(e).	CUSIP NUMBER

806882 10 6

Item 3.	Type of Reporting Person

Inapplicable

Item 4.	Ownership

Pursuant to the terms of the Schnitzer Steel Industries, Inc. Restated Voting Trust and Buy-Sell Agreement dated March 26, 2001 (the “Schnitzer Trust Agreement”), the beneficial owners of 5,514,004 shares of Class B Common Stock of the Company have contributed those shares to the

CUSIP No. 806882 10 6	13G	Page 35 of 37 Pages

Schnitzer Steel Industries, Inc. Voting Trust (the “Schnitzer Trust”).  The Schnitzer Trust is divided into four separate groups, one for each branch of the Schnitzer family.  Carol S. Lewis, Dori Schnitzer, Gary Schnitzer, and Rita S. Philip are the four trustees of the Schnitzer Trust, and each is also the separate trustee for his or her separate family group.  Pursuant to the Schnitzer Trust Agreement, the trustees as a group have the power to vote the shares held in the Schnitzer Trust and, in determining how the trust shares will be voted, each trustee separately has the number of votes equal to the number of shares held in trust for his or her family group.

The Reporting Persons are all beneficial owners of shares of Class B Common Stock contributed to the Schnitzer Trust.  Each share of Class B Common Stock is convertible into one share of Class A Common Stock.

See Items 5 through 9 and 11 of the Cover Pages for the beneficial ownership of Class A Common Stock by each Reporting Person.  All of the shares of Class A Common Stock reported in Items 5 through 9 and 11 of the Cover Pages are shares which may be acquired upon conversion of Class B Common Stock, except for the following shares of Class A Common Stock that are actually owned, subject to exercisable options or credited to accounts under the Company’s Deferred Compensation Plan for Non-Employee Directors (“Director’s DCP”):

	Reporting Person	Class A Common Stock Actually Owned	Percent of Class	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power
1.	Carol S. Lewis	4,500	0.0	4,500	0	4,500	0
2.	Scott Lewis	86,102.795[1]	0.4	86,102.795[1]	0	86,102.795[1]	0
3.	Marilyn S. Easly	10,000	0.0	10,000	0	10,000	0
4.	Gary Schnitzer	140,699[2]	0.6	140,699[2]	0	140,699[2]	0
5.	Gregory Schnitzer	8,308	0.0	8,308	0	8,308	0
6.	Kenneth M. Novack	33,036.693[3]	0.2	33,036.693[3]	0	33,036.693[3]	0
7.	Lois T. Schnitzer	4,230	0.0	4,230	0	4,230	0
8.	Gayle S. Romain	7,805	0.0	7,805	0	7,805	0
9.	Bryan L. Rosencrantz	1,150	0.0	1,150	0	1,150	0
10.	Mardi S. Schnitzer	1,800	0.0	1,800	0	1,800	0
11.	Jill Schnitzer Edelson	3,957.795[4]	0.0	3,957.795[4]	0	3,957.795[4]	0
12.	Jean S. Reynolds	15,457.795[1]	0.1	9,957.795[1]	5,500	9,957.795[1]	5,500
13.	Alan Scott Davis	1,000	0.0	1,000	0	1,000	0
14.	Samantha Paige Davis	1,000	0.0	1,000	0	1,000	0
15.	Dori Schnitzer	14,500	0.1	9,000	5,500	9,000	5,500

1  Includes 6,300 shares subject to exercisable options under the Company’s 1993 Stock Incentive Plan and 3,657.795 shares credited to an account under the Director’s DCP.

2  Includes 125,320 shares subject to exercisable options under the Company’s 1993 Stock Incentive Plan.

3  Includes 27,550 shares subject to exercisable options under the Company’s 1993 Stock Incentive Plan and 5,486.693 shares credited to an account under the Director’s DCP.

4  Includes 3,657.795 shares credited to an account under the Director’s DCP.

CUSIP No. 806882 10 6	13G	Page 36 of 37 Pages

Item 5.	Ownership of Five Percent or Less of a Class

Inapplicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Inapplicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Inapplicable

Item 8.	Identification and Classification of Members of the Group

The Reporting Persons are required to file this Schedule pursuant to Rule 13d-1(d) and are filing a joint Schedule on behalf of all of them.  Attached as Exhibit A to this Amendment No. 15 is the Schedule 13G Filing Agreement and Power of Attorney among the Reporting Persons which identifies each member of the group.

Item 9.	Notice of Dissolution of Group

Inapplicable

Item 10.	Certification

Inapplicable

SIGNATURE

After reasonable inquiry and the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February  13, 2009

CAROL S. LEWIS
SCOTT LEWIS
EMANUEL ROSE
LARRY LEWIS
KATHLEEN LEWIS
MARILYN S. EASLY
DAVID S. EASLY
DANIELLE EASLY NYE
SEAN M. EASLY
GARY SCHNITZER
GREGORY SCHNITZER
KENNETH M. NOVACK
DEBORAH S. NOVACK
LOIS T. SCHNITZER
RITA S. PHILIP
ROBERT W. PHILIP
MICHELE P. RUBIN
JOSHUA H. PHILIP
GAYLE S. ROMAIN
BRYAN L. ROSENCRANTZ
LAURA SCHNITZER ROSENCRANTZ

CUSIP No. 806882 10 6	13G	Page 37 of 37 Pages

SANDRA LEE SCHNITZER
MARDI S. SCHNITZER
JILL SCHNITZER EDELSON
RICHARD H. EDELSON
DINA S. MEIER
ERIC MEIER
JEAN S. REYNOLDS
ALAN SCOTT DAVIS
SAMANTHA PAIGE DAVIS
DORI SCHNITZER
SUSAN SCHNITZER

By /s/ Richard C. Josephson
Richard C. Josephson, Attorney-in-Fact
for all Reporting Persons